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                                                                   EXHIBIT 10.41

                        DISTRIBUTION AND SUPPLY AGREEMENT

      This Agreement is made as of this 20th day of November, 2000, by and between Paladin Labs Inc., 6111 Royalmount Avenue, Suite 102, Montreal, Quebec, Canada H4P 2T4 ("Paladin") and VIVUS International, Ltd., a company organized under the laws of Bermuda, with its principal offices at Clarendon House, Church Street, Hamilton, Bermuda. ("VIVUS").

                                    RECITALS

      WHEREAS, VIVUS has developed MUSE(R), a non-injectable product for the treatment of erectile dysfunction consisting of a microsuppository of alprostadil for local delivery to the male urethra; and

      WHEREAS, Paladin is interested in obtaining a license relating to such product; and VIVUS is interested in granting such license to Paladin; and

      NOW, THEREFORE, in consideration of the mutual obligations and promises as set forth herein, the parties do hereby agree as follows:

ARTICLE 1 - DEFINITIONS

      For purposes of this Agreement, the following terms shall have the following respective meanings:

      1.1 Affiliate means any corporation, firm, partnership or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by or is under common ownership with a party to the extent of in excess of fifty percent (50%) of the outstanding securities or assets having the power to vote on or direct the affairs of the entity.

      1.2 Confidential Information means any information, data or business plans relating to the Product or otherwise to the subject of this Agreement, which a party discloses to the other party, except any portion thereof which:

            (i) is known to the receiving party at the time of disclosure and documented by written records made prior to the date of this Agreement;

            (ii) is disclosed to the receiving party by a third person who has a right to make such disclosure;

            (iii) becomes patented, published or otherwise part of the public domain through no fault of the receiving party; or

            (iv) is independently developed by the receiving party as evidenced by its written records.

      1.3   Effective Date means the date of this Agreement first written above.



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      1.4   First Commercial Sale means the first sale of Product (as defined below) in the Territory by Paladin or any Paladin Affiliate or sublicensee to any unaffiliated third party.

      1.5 Patents means all patents and patent applications (including without limitation, continuations, continuations-in-part, divisionals, patents of addition, substitutions, extensions, reissues, re-examinations, renewals, or SPCs), owned by or licensed (with the right to sublicense) to VIVUS or VIVUS, INC. or its or their Affiliates during the term of this Agreement, and generically or specifically claiming a Product, a process for manufacturing a Product, an intermediate used in such process, or a use of a Product. With respect to such patents or applications that VIVUS or VIVUS INC. or its or their Affiliates licenses or acquires or has licensed or acquired from a third party, the same shall be included within "Patents" hereunder to the extent that VIVUS or VIVUS INC. or its or their Affiliates has the right to license or sublicense the same hereunder. A list of current and applicable Patents is attached as Exhibit 1.5.

      1.6 Marketing Authorization means all governmental approvals and authorizations necessary for the commercial marketing and sale of the Product in the Territory, excluding any pricing approval and pricing reimbursement.

      1.7 Net Sales means the gross sales of the Product shipped by Paladin and/or its Affiliates or sub licensee to third parties in the Territory (as defined below) less deductions allowed to the final buyer against invoiced amounts for:

            a.    trade discounts earned or granted;

            b.    cash discounts actually allowed;

            c. transportation charges (including insurance costs), handling charges, sales taxes, excise, turnover, inventory, value added and similar taxes, duties and charges invoiced to customers;

            d. retroactive price reductions imposed by government authorities;

            e.    wholesaler charge backs earned or granted;

            f. rebates and management fees earned by or granted to third parties; and

            g. actual bad debts incurred to a maximum of one-half of one percent (.05%) of Net Sales in any Sales Year.

      1.8 Product means (1) the product for the transurethral delivery of alprostadil and which VIVUS and/or VIVUS INC. sells outside the Territory, as of the Effective Date, under the trademark MUSE ("Product") and (2) any and all improvements to the Product which are sold under the MUSE trademark outside the Territory.



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      1.9   Regulatory Approval means all governmental approvals and
            authorizations necessary for the commercial sale of the Product in a country in the Territory, including but not limited to Marketing Authorization, pricing approval and pricing reimbursement.

      1.10 Sales Quarter means for the first Quarter, the period commencing on the date of Paladin's First Commercial Sale and ending on the last day of that calendar quarter; and for subsequent Sales Quarters, the successive calendar quarters thereafter.

      1.11 Sales Year means for the first Sales Year, the period commencing on the date of Paladin's First Commercial Sale and ending on December 31st of that year; and for subsequent Sales Years, the successive calendar years thereafter.

      1.12 Specifications means the manufacturing release specifications and stability specifications for the Product in the Territory.

      1.13 SPC means a right based upon a Licensed Patent to exclude others from making, using or selling a Product, such as a Supplementary Protection Certificate.

      1.14  Supply Price means the price as set forth in Article 4.2 below.

      1.15 Trademark means the trademark MUSE. The MUSE(R) Trademark is registered or has pending registration applications in the Territory as of the Effective Date.

      1.16  Territory means Canada.

ARTICLE 2 - GRANT OF RIGHTS

      2.1 Appointment. VIVUS hereby grants to Paladin an exclusive license (exclusive even as to VIVUS) to use and sell the Product in the Territory. Paladin may sublicense any one or more of its Affiliates at Paladin's sole discretion, and may sublicense third parties with VIVUS's prior written consent, such consent not to be unreasonably withheld. This exclusive license is granted to Paladin as to all uses, forms, indications, packages and strengths for the Product.

ARTICLE 3 - LICENSE FEES

      3.1 Subject to Articles 9.2 and 9.3, Paladin shall pay VIVUS the following one-time, non-creditable and non-cumulative license fees within thirty (30) days after the event specified:

            a. (***), upon the first occasion on which Paladin achieves annual Net Sales of the Product in a Sales Year of (***) in the Territory; and

            b. (***), upon the first occasion on which Paladin achieves annual Net Sales of the Product in a Sales Year of (***) in the Territory.



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ARTICLE 4 - PURCHASE AND SALE

      4.1 Purchases and Sale of Product. Subject to the terms and conditions of this Agreement, VIVUS shall sell Product exclusively to Paladin in the Territory and Paladin shall purchase its requirements of Product exclusively from VIVUS, at the Supply Price.

      4.2 Supply Price. Subject to Article 4.3, the Supply Price shall equal (***) of Paladin's Net Sales of the Product in the Territory, calculated as provided in Article 4.2(b) below.

            a. In order to enable the parties to sell and purchase the Product prior to the time in which Paladin's Net Sales for a Sales Quarter are determined, Paladin shall pay for Product ordered, delivered and accepted pursuant to Article 5 below based upon an interim "Transfer Price," which shall be equal to (***) of Paladin's estimated average net selling price per unit for the Product in the Territory. Paladin shall advise VIVUS no later than forty-five (45) days prior to the start of each Sales Year during the term of this Agreement of Paladin's estimated average net selling price per unit of Product in the Territory for the coming Sales Year, and the Transfer Price for that Sales Year shall be based upon such price, subject to any adjustment required under Article 4.2(b) below.

            b. The parties shall conduct a reconciliation no later than forty-five (45) days after the end of each Sales Quarter, in order to determine whether one party owes the other party any amount in connection with the sale and purchase of the Product in that Sales Quarter, based upon the difference (if any) between the respective Transfer Price and the Supply Price for that Sales Quarter. For the purposes of such reconciliation, Paladin shall provide to VIVUS a statement of Paladin's sales in units in the Territory, and of Paladin's Net Sales in the Territory and in local currency as well as in U.S. dollars, converted pursuant to Article 4.6 below. In the event that one party owes the other party any amount in accordance with this
                  Article 4.2(b), the owing party shall pay such amount within thirty (30) days of the date upon which the parties have agreed in writing upon the reconciliation calculation. In the event that the Supply Price is greater than one hundred ten percent (110%) or less than ninety percent (90%) of the Transfer Price for two (2) consecutive Sales Quarters, the Transfer Price established in Article 4.2(a) above shall be changed for the remainder of that Sales Year to the Supply Price applicable to the most recent Sales Quarter.

      4.3 Minimum Supply Price. Starting after the first Sales Year, the Supply Price for the Product shall in no event be less than the Minimum Supply Price as set forth in Exhibit 4 attached to this Agreement.



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      4.4   Samples. VIVUS shall sell a quantity of Product to Paladin for use as samples, at "Sample Prices" as set forth in Exhibit 4 attached to this Agreement. Paladin may purchase such samples in quantities not to exceed the following percentages of Paladin's total unit purchases of Product in the Territory:

            a.    Ten percent (10%) in each of the first two (2) Sales Years;

            b.    Seven percent (7%) in each of the third and fourth Sales
                  Years; and

            c.    Five percent (5%) in each Sales Year thereafter.

      4.5 Records. Paladin and/or its Affiliates shall keep and maintain records of sales made pursuant to the license granted hereunder so that Paladin's Net Sales and the calculation of the Transfer Price and the Supply Price may be verified. Such records shall be open to inspection upon prior written notice at any reasonable time during business hours, not more than once per calendar year, and each inspection shall cover no more than the two (2) calendar years preceding such notice of inspection. The inspection shall be conducted at VIVUS's expense by a nationally recognized independent certified public accountant who is not VIVUS's auditor of record and who is selected by VIVUS and approved by Paladin, which approval shall not be unreasonably withheld, and shall then have the right to examine the records kept pursuant to this Agreement and report to VIVUS the findings (but not the underlying data) of the inspection as are necessary to evidence that the records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to VIVUS by the accountant shall be given concurrently to Paladin. If the inspection of records reveals more than five percent (5%) underpayment by Paladin for the purchase of the Product (calculated as a percentage of all such payments made in connection with a Sales Year), then the expenses for the accountant shall be borne by Paladin and Paladin shall promptly repay to VIVUS the amount of such underpayment, plus interest calculated at the U.S. prime rate of interest as published in the Wall Street Journal for the date upon which such underpayment was made. For the purposes of this Article 4.5, an "underpayment" shall not include any amount that the parties determine is owed to VIVUS pursuant to the reconciliation procedure set forth in Article 4.2(b) above. If the inspection of records reveals an overpayment by Paladin for the purchase of the Product (calculated as a percentage of all such payments made in connection with a Sales Year), then the expenses for the accountant shall be borne by VIVUS and VIVUS shall promptly repay to Paladin the amount of such overpayment.



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      4.6   Payments. Any payments due VIVUS or Paladin under this Agreement shall be made by remitting to the bank account designated by the party to whom payment is to be made. Any such payments shall be made in U.S. Dollars and, in the case of quarterly payments based upon Paladin Net Sales in currencies other than U.S. Dollars, such quarterly payments shall be the sum of payments due for the three
            (3) months of the applicable quarter calculated for each such month using the beginning and ending month's published exchange rate, set one business day prior to month end, by Reuters divided by two (if a Reuters exchange rate is not available, an exchange rate established by a recognized third party will be used.) Any payment which is more than ten (10) days overdue shall bear interest from the original due date at the U.S. prime rate of interest as published in the Wall Street Journal for the due date.

      4.7 Taxes. Where any sum due to be paid to VIVUS hereunder is subject to any withholding or similar tax, the parties shall use their best efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, Paladin shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due VIVUS and secure and send to VIVUS the best available evidence of such payment.

ARTICLE 5 - FORECASTS, ORDERS, INVOICES AND TITLE

      5.1 Initial Forecast. Within thirty (30) days of the Effective Date, Paladin shall give VIVUS its then current best forecast of the quantity of Product that Paladin will require from VIVUS prior to and during the first four Sales Quarters. Paladin shall break down the forecast for the period prior to the first Sales Quarter and for the first two Sales Quarters of such forecast by month and by Stock Keeping Unit ("SKU") per Product.

      5.2 Rolling Forecasts. No later than ninety (90) days prior to the first day of each Sales Quarter after the initial Sales Quarter, Paladin shall give VIVUS its then current best forecast of the quantity of Product that Paladin will require from VIVUS during each of the next four (4) Sales Quarters. Paladin shall break down the forecast for the first two such Sales Quarters of the forecast by month and by SKU per Product.



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      5.3   Order and Acceptance. The forecast for the first Sales Quarter in each of Paladin's rolling forecasts made pursuant to Article 5.2 above shall constitute Paladin's firm order for that Sales Quarter, and all firm orders shall specify delivery date(s) no less than ninety (90) days from the date of such firm order. Paladin shall not increase or decrease its forecast (by SKU and in total), for the second Sales Quarter in each of Paladin's rolling forecasts made pursuant to Article 5.2 above, by more than twenty percent (20%). VIVUS shall accept all firm orders from Paladin for quantities of Product up to and including one hundred twenty percent (120%) of the quantity (by SKU and in total) of Product previously forecasted by Paladin for such Sales Quarter, and shall use its best efforts to accept all firm orders from Paladin for quantities of Product in excess of that quantity of Product. Paladin shall not increase or decrease its forecast, for the third Sales Quarter in each of Paladin's rolling forecasts made pursuant to Article 5.2 above, by more than fifty percent (50%). VIVUS shall accept all firm orders from Paladin for quantities of Product up to and including one hundred fifty percent (150%) of the quantity of Product previously forecasted by Paladin for such Sales Quarter, and shall use its best efforts to accept all firm orders from Paladin for quantities of Product in excess of that quantity of Product. Once an order has been accepted by VIVUS, then VIVUS shall be obligated to sell, and Paladin shall be obligated to purchase, the ordered Product. It is understood and agreed that VIVUS' obligations to supply Product will be in full lot quantities and that VIVUS will not split lots for supply of Product to Paladin in the Territory.

      5.4 Invoices. VIVUS shall invoice Paladin for the Transfer Price in United States dollars for the Product shipped on the day of shipment. Paladin shall pay VIVUS such invoiced amount within thirty
            (30) days from the date of the receipt of the Product.

      5.5 Delivery. VIVUS shall deliver the Product to Paladin, FOB at VIVUS's facilities located in Lakewood, New Jersey, USA. All shipping costs, liability, ownership and logistics of Product beyond the Lakewood facility's loading dock are the responsibility of Paladin.

      5.6 Conflicting Terms and Conditions. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall govern, notwithstanding any additional or inconsistent terms or conditions in Paladin's form of purchase order or similar document or in VIVUS's acknowledgment, invoice, or similar documents.

ARTICLE 6 - SAMPLING, TESTING AND ANALYSIS

      6.1 Certificate of Analysis. VIVUS shall test or cause to be tested each lot of the Product pursuant to the Specifications before delivery to Paladin. Each test shall set forth the items tested, specifications and test results in a certificate of analysis for each lot delivered. VIVUS shall send or cause to be sent such certificates to Paladin along with delivery of the Product. Paladin is entitled to rely on such certificates for all purposes of this Agreement. Paladin will perform, at its own expense, any testing upon entry of the Product into the Territory that is necessary for the sale or distribution of such Product in the Territory.



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      6.2   Defective Product. Paladin shall notify VIVUS in writing of any claim relating to damaged, defective or nonconforming Product or any shortage in quantity of any shipment of the Product within thirty
            (30) days of receipt of such Product or, if the defect is not readily apparent based upon a reasonable inspection (a "Hidden Defect"), within thirty (30) days after which the Hidden Defect becomes known to Paladin. A Hidden Defect is defined as a defect that existed at the time Product is delivered and, for avoidance of doubt, a Hidden Defect does not include any defect that might be caused in storage or transportation of the Product. If Paladin fails to give such written claim notice to VIVUS within said thirty (30) day period, the Product shipped shall be deemed to be conforming, not damaged nor defective at the time of delivery and shall be deemed to be sufficient in quantity. If Paladin gives such written claim notice to VIVUS within said thirty (30) day period, then Paladin and VIVUS shall, in an appropriate manner to be agreed, jointly inspect the Product to see if claimed nonconformity, damage or defect actually exists in the Product shipped. If existence of claimed nonconformity, damage, defect or shortage is reasonably verified through such inspection, VIVUS shall replace the rejected Product or make up the shortage as soon as practicable but no later than ninety (90) days after such verification, at no extra cost to Paladin, and shall make arrangements with Paladin for the destruction of any rejected Product, at VIVUS's expense.

      6.3 Specifications. The Specifications may be modified in accordance with regulatory requirements by written agreement of the parties without the necessity of amending this Agreement.

      6.4 Technical Agreement. Within ninety (90) days of the Effective Date, VIVUS and Paladin shall enter into a separate technical agreement, in a format suitable for submission to the regulatory authorities in the Territory, recording the Specifications and Manufacturing Standards and measures to ensure compliance with applicable regulations relating to production, storage, transportation and release of the Product.

ARTICLE 7 - PATENTS

      7.1 Patent Prosecution and Maintenance. To the extent it has the right to do so, VIVUS shall, at its sole cost and expense, maintain any patent applications and patents and shall diligently prosecute any such patent applications and obtain all available patent term extensions in the Territory; provided that VIVUS may decide not to prosecute certain Patents, or to cause or permit certain of the Patents to lapse or become abandoned in the Territory if, in VIVUS's reasonable commercial judgment, such decision would not adversely affect Paladin's ability to exercise its rights and perform its obligations under this Agreement.



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ARTICLE 8 - DEVELOPMENT AND REGULATORY ISSUES

      8.1 VIVUS Responsibilities. VIVUS shall be responsible for, and shall bear all costs of the following:

            a. Promptly after the Effective Date, VIVUS shall arrange for the transfer to Paladin of all Marketing Authorizations in the Territory for the Product as expeditiously as possible.

            b. VIVUS shall provide to Paladin, as expeditiously as possible, appropriate assistance, information and/or materials in VIVUS's possession or control in order to enable or facilitate Paladin to market and sell the Product in the Territory.

            c. In fulfilling its obligations under this Agreement, VIVUS shall use its best efforts to ensure that the Product is entitled to and receives the maximum available benefit of any regulatory market exclusivity periods or other safeguards or extensions of proprietary status, which are or may be applicable in the Territory.

            d. VIVUS shall be responsible for filing trademark applications for, and for the maintenance and upkeep of, the Trademark in the Territory.

      8.2 Paladin Responsibilities. During the term of this Agreement, Paladin shall be responsible for, and shall bear all cost of, the following:

            a.    Paladin shall, at its own expense, be responsible for

                  (i) maintaining all Marketing Authorizations for the Product in the Territory;

                  (ii) obtaining all pricing and reimbursement approvals in Paladin's name for the Product in the Territory; and

                  (iii) obtaining and maintaining all Regulatory Approvals in
                        Paladin's name.

            b. Paladin shall own all registrations and Regulatory Approvals for the Product in the Territory.

            c. In fulfilling its obligations under this Agreement, Paladin shall use its best efforts to ensure that the Product is entitled to and receives the maximum available benefit of any regulatory market exclusivity periods or other safeguards or extensions of proprietary status, which are or may be applicable in the Territory.



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      8.3   Pharmacovigilance. Promptly after the Effective Date and prior to
            Product distribution by Paladin, the respective pharmacovigilance groups of VIVUS and Paladin shall enter into a separate agreement covering adverse event information exchange relating to the Product. Such agreement will permit the inclusion of the respective pharmacovigilance groups of other third parties to whom VIVUS has granted or will grant (during the term of this Agreement) a license under the VIVUS Technology to make, have made, use and sell the Product outside the Territory.

      8.4 Regulatory Communications. Paladin and VIVUS shall promptly inform each other of any material communications to or from governmental authorities or agencies relating to the Product that affect marketing and/or sale of Product in the Territory. With the exception of product recalls, which are to be handled pursuant to
            Article 10 below, and adverse event reporting, which is to be handled pursuant to Article 8.3 above, the parties shall consult with each other regarding any issues raised in such communications, and shall attempt in good faith to agree upon any action to be taken or response to be made in connection with such communications. If the parties are unable to agree within a reasonable time prior to when the action is to be taken or the response is to be made the party receiving the material communication for the Product shall decide what action to take or response to make.

      8.5 Expiration Dating. The Product has approved expiration dating of twenty-four (24) months in the Territory as of the Effective Date of this Agreement. At Paladin's request, VIVUS shall cooperate with and provide all reasonable assistance, including providing appropriate supporting stability data, if any, to extend the expiration date for the Product in the Territory beyond twenty-four (24) months. Paladin shall bear all costs associated with gaining regulatory approval for such an extension.

ARTICLE 9 - MARKETING AND SALES

      9.1 Paladin Diligence. In addition to the items set forth in Article 3.1 above, Paladin shall use its diligent efforts to market and/or sell the Product in the Territory, consistent with the efforts that Paladin expends on pursuing commercialization of other products Paladin markets in the Territory of similar market potential, including but not limited to product for the treatment of erectile dysfunction, taking into consideration the proprietary or non-proprietary status of the Product.

      9.2 License Fees. In the event that the license fee provided in Article 3.1(a) above does not become payable by the end of the fourth Sales Year, or that the license fee provided in Article 3.1(b) above does not become payable by the end of the sixth Sales Year, then VIVUS may terminate this Agreement upon thirty (30) days written notice; provided that in either event, Paladin may, at its option, avoid termination by paying to VIVUS an amount equal to the license fee otherwise applicable under Article 3.1(a) or (b) (as the case may be). If Paladin makes such payment within thirty (30) days of the date of VIVUS's notice of termination, then such notice shall become null and void, and this Agreement shall remain in full force and effect.



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      9.3   Adjustment to License Fee. The license fee payment contemplated in
            Article 3.1 (a) and Article 3.1 (b) shall be adjusted according to the following schedule in the event that Paladin's gross margin falls below (***) during the twelve (12) month period prior to the license fee being payable to VIVUS in Article 9.2. Gross Margin shall be defined as Net Sales less the Supply Price actually paid pursuant to Articles 4.2 and 4.3 above.

            Adjustment Schedule to License Fee

            -------------------------------- -----------------------------------
            Gross Margin                     Adjusted License Fee
            -------------------------------- -----------------------------------
            (***)                            (***) as per Articles 3.1(a) & (b)
            -------------------------------- -----------------------------------
            (***)                            (***)
            -------------------------------- -----------------------------------
            (***)                            (***)
            -------------------------------- -----------------------------------
            (***)                            (***)
            -------------------------------- -----------------------------------
            (***)                            (***)
            -------------------------------- -----------------------------------

ARTICLE 10 - PRODUCT RECALL

      10.1 Recall in the Territory. In the event that in the Territory (i) any government authority issues a request, directive or order that the Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Paladin and VIVUS jointly determine that the Product should be recalled, Paladin shall take all appropriate corrective actions. If such recall results from any cause or event attributable solely to VIVUS's negligence or fault, VIVUS shall be responsible for the direct expenses of the recall. If such recall results from any cause or event attributable solely to Paladin's negligence or fault, Paladin shall be responsible for the direct expenses of the recall. If such recall results from any other cause or event (including attribution to the negligence or fault of both VIVUS and Paladin), the parties shall share equally the direct expenses of the recall. For the purposes of this Agreement, the direct expenses of recall shall include, without limitation, the expenses of notification and return of the recalled Product and Paladin's costs for the Product, and shall not include the cost of any re-launch by Paladin of the Product in the Territory subsequent to a recall.

      10.2 Recall Outside the Territory. In the event that outside the Territory (i) any government authority issues a request, directive or order that the Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) VIVUS (or its Affiliates or sublicensees, as the case may be) decides that the Product should be recalled, VIVUS shall notify Paladin as expeditiously as possible and shall provide Paladin with all information and assistance as Paladin may reasonably request in order to enable Paladin to determine any appropriate actions relating to the Product in the Territory arising from such recall.



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ARTICLE 11 - REPRESENTATIONS AND WARRANTIES

      Each party hereby represents and warrants for itself as follows:

      11.1 Organized. It is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement and has all requisite corporate power and authority to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

      11.2 Due Execution. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws; or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license (including any license from a third party which is necessary for the full performance of this Agreement), permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

      11.3 No Third Party Approval. No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body (other than health regulatory authorities) is required for the due execution, delivery or performance by it of this Agreement, except as provided herein.

      11.4 Binding Agreement. This Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and conditions. It is not under any obligation to any person, contractual or otherwise, that is in conflict with the terms of this Agreement.

      11.5 Full Disclosure. Each Party has disclosed to the other in good faith all material information relevant to the subject matter of this Agreement and to such party's ability to observe and perform its obligations hereunder.

ARTICLE 12 - COVENANTS, REPRESENTATIONS AND WARRANTIES OF VIVUS

      VIVUS covenants, represents and warrants to Paladin that:

      12.1 VIVUS Rights. VIVUS has the right to grant the rights granted in this Agreement and no provision in any third party agreement to which VIVUS is a party will prevent VIVUS from performing its obligations under this Agreement.

      12.2 Specifications. All quantities of the Product will comply with, and VIVUS shall only release Product for shipment to Paladin which comply with (i) all specifications of the Product in the Marketing Authorization applications approved by the regulatory authorities in the Territory; (ii) all Specifications; and (iii) all applicable legal and regulatory requirements relating to the manufacture of the Product for sale in the Territory, including but not limited to Good Manufacturing Practices.

      12.3 Quality of Starting Materials and Packing Materials. All starting materials and packaging materials used in the manufacture of the Product shall comply with the applicable Specifications and the Manufacturing Standards (as defined below).

      12.4 Current Good Manufacturing Practices ("cGMP")/Regulatory Requirements. All manufacturing and quality control methods utilized by VIVUS in the manufacture of the Product shall be carried out and in accordance with all applicable rules governing medicinal product and/or medical devices in the Good Manufacturing Practice for medicinal product and/or medical devices and regulations issued by the health regulatory authorities in the Territory for which such Product is to be sold as in effect at the time and the applicable standards in effect at the time (collectively, the "Manufacturing Standards").

      12.5 Documentation. VIVUS shall keep and maintain, for the approved shelf life of the Product plus two (2) years, (i) reference samples and quality control records for each batch of starting materials and packaging material used in the manufacture of the Product, and (ii) manufacturing and quality control records for each batch of the Product. Each shipment of the Product shall be accompanied by the following written documentation:

            a.    the date of manufacture;

            b.    delivered amount of Product units; and

            c.    a certificate of analysis pursuant to Article 6.

      12.6 Paladin Right of Inspection. VIVUS shall, upon written request of Paladin, permit Paladin's authorized third-party representative to inspect the following records related to Product manufactured for sale by Paladin in the Territory: (i) all manufacturing and quality control records for all manufacture of the Product, and (ii) quality control records of all starting materials used in the manufacture of each of the Product. Such inspection to take place at VIVUS's facilities in Lakewood, New Jersey, during normal business hours.

      12.7 Shelf Life. At the time of delivery to Paladin, each lot of the Product delivered pursuant to this Agreement shall be no more than five (5) months past its manufacturing date. Notwithstanding the above, Paladin shall be under no obligation to purchase Product that has, on receipt at Paladin, under 18 months of shelf life remaining.

      12.8 Product Liability Insurance. The Parties shall maintain product liability insurance consistent with their normal business practices from time to time to cover risks related to the Product and, upon either Party's request, to provide the other Party with certificates of insurance attesting to the existence of such insurance.

      12.9 Coverage. During the Term and for a period of two (2) years thereafter, each Party shall obtain and maintain insurance coverage from a reputable arm's-length insurer in respect of its respective obligations under Article 12.8 and in respect of third-Person liability in an amount of not less than Three Million United States Dollars ($3,000,000). Each Party shall add the other Party as a co-insured under its respective insurance policy.

ARTICLE 13 - FORCE MAJEURE

      Upon occurrence of an event of force majeure, the party affected shall promptly notify the other party in writing, setting forth the details of the occurrence, its expected duration and how that party's performance of its obligations under this Agreement is affected. The affected party shall resume the performance of its obligations as soon as practicable after the force majeure event ceases. If a party's performance of any obligation under this Agreement is significantly hindered or is prevented by an event of force majeure for more than six (6) months, whether or not consecutive, in any twelve (12) month period, then the other party may terminate this Agreement upon thirty (30) days' notice.

ARTICLE 14 - ALLOCATION OF SUPPLY

      14.1 Allocation of Supply. In the event of VIVUS's inability to supply the Product ordered by Paladin, VIVUS shall allocate its available supply between Paladin, VIVUS and VIVUS's licensee(s) outside the Territory on a fair and equitable basis based on a pro-rata share of worldwide Product sales for the six (6) months preceding and the forecasted worldwide Product sales for the next six (6) months following such allocation. SUCH ALLOCATION SHALL BE PALADIN'S SOLE REMEDY FOR VIVUS'S FAILURE TO SUPPLY PALADIN QUANTITIES OF PRODUCT VIVUS IS OTHERWISE OBLIGATED TO SUPPLY UNDER ARTICLE 5 OF THIS AGREEMENT.

ARTICLE 15 - TRADEMARKS

      15.1 Trademark Rights. VIVUS hereby grants to Paladin the exclusive right, exclusive even as to VIVUS, to use the Trademarks in connection with the Product in the Territory during the term of this Agreement. Paladin acknowledges that such Trademarks shall be and are the sole property of VIVUS.

      15.2 Electronic Address. VIVUS hereby grants to Paladin a non-exclusive right to use VIVUS's registered electronic address, www.vivus.com, for the purpose of linking electronic users with Paladin's relevant web pages, web sites or other electronic addresses relating to the Product in the Territory. Paladin hereby grants to VIVUS a non-exclusive right to use Paladin's registered electronic address, www.paladin-labs.com, for the purpose of linking electronic users with VIVUS's relevant web pages, web sites or other electronic addresses relating to the Product.

ARTICLE 16 - INFRINGEMENT

      16.1 Third Party Infringement. Each party will notify the other party if it becomes aware of the activities of any third party that are believed to infringe any of the Patents or Trademarks. The parties shall consult as to potential strategies against the alleged infringer, including but not limited to litigation strategy.

      16.2  Litigation.

            a. If the efforts of the parties are not successful in abating the alleged infringement, then VIVUS shall have the right, but not the obligation, to bring an appropriate suit or action against such infringement, at its own expense. Paladin agrees to cooperate in any such infringement action and agrees to execute all papers and perform such other acts as may be reasonably requested by VIVUS at Paladin's expense. VIVUS shall consult with Paladin and take into account Paladin's recommendations regarding the conduct of such action, provided that VIVUS shall have full right and authority to determine the strategy and tactics for such action and to settle, consent to judgment, or otherwise resolve any such action or suit. The provisions of the foregoing notwithstanding, no such resolution shall be binding on Paladin without its prior written consent (which consent shall not be unreasonably withheld) unless such resolution does not (i) impose any liability, loss, cost or obligation upon Paladin and (ii) adversely affect Paladin's rights under this Agreement.

            b. If VIVUS does not elect to bring suit against the alleged infringer, Paladin shall have the right, but not the obligation, to bring an appropriate suit or action against such infringer in the Territory, at Paladin's own expense. VIVUS agrees to cooperate in any such infringement action and agrees to execute all papers and perform such other acts as may be reasonably requested by Paladin (including but not limited to consent to be joined as a nominal party plaintiff in such action), at VIVUS's expense. Paladin shall consult with VIVUS and take into account VIVUS's recommendations regarding the conduct of such action, provided that Paladin shall have full right and authority to determine the strategy and tactics for such action and to settle, consent to judgment, or otherwise resolve any such action or suit. The provisions of the foregoing notwithstanding, no such resolution shall be binding on VIVUS without its prior written consent (which consent shall not be unreasonably withheld) unless such resolution does not (i) impose any liability, loss, cost or obligation upon VIVUS and (ii) adversely affect VIVUS's rights under this Agreement.

            c. If VIVUS or Paladin brings an infringement action pursuant to this Article 16, any amount recovered in any action or suit against a third party infringer shall be allocated as follows: first, to the party bringing such action in order to reimburse such party for the costs and expenses of such action; second, with respect to any remaining amount, (***) of that portion of such amount resulting from infringement within the Territory to Paladin, and the rest of any remaining amount to VIVUS.

ARTICLE 17 - TERM AND TERMINATION

      17.1 Term. The term of this Agreement shall commence on the Effective Date and shall, unless earlier terminated pursuant to this Article 17 or other express termination provisions in this Agreement, expire on the tenth (10th) anniversary of the First Commercial Sale of Product.

      17.2 Breach. Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement upon sixty (60) days' written notice in the event that the other party commits a material breach of this Agreement and fails to cure such breach within sixty (60) days of notice of the breach. The party giving notice of breach may withhold any payments otherwise due and owing to the breaching party, to be used as a setoff against any loss or damage arising from the breach, and said withholding shall not constitute breach of this Agreement. Any amounts so withheld shall be deposited by the withholding party into an interest-bearing escrow account. If the breaching party cures the breach within the sixty (60) day cure period and this Agreement is not terminated, then the withholding party shall promptly pay to the other party the withheld amount, less that portion of such amount which was applied as a setoff. Notwithstanding the foregoing provision, if Paladin gives notice of breach to VIVUS, Paladin may withhold other payments pursuant to this Article 17.2 but shall not be entitled to withhold payment for Product actually ordered by and delivered to Paladin pursuant to Article 5 of this Agreement.

      17.3 Insolvency or Bankruptcy. Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, upon thirty (30) days' written notice to the other party in the event the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereinafter in effect.

      17.4 Serious Events. Should there occur serious and unexpected events which, from a reasonable pharmaceutical company's point of view, would make it impossible or impracticable to pursue the commercialization of the Product, including but not limited to a serious adverse event associated with the Product, either party may, with full consultation with the other party, terminate this Agreement upon thirty (30) days' written notice. Termination by a party in good faith pursuant to this Article 17.4 shall not, in itself, constitute a basis for any claim for compensation or other remedies by the other party. In the event of termination by VIVUS under this Article 17.4, VIVUS shall be restricted from commericializing the Product, either directly or indirectly, for a period of two (2) years in the Territory.

      17.5 Change of Control or Ownership. Either party may terminate this Agreement upon thirty (30) days' written notice if the ownership or control of at least fifty percent (50%) of the assets or voting securities of the other party are transferred and, in the non-changing party's reasonable judgment, the other party's new owner or controlling entity is a competitor of the non-changing party in the field of erectile dysfunction in the Territory.

      17.6 Survival of Liability. Except as expressly provided otherwise in this Agreement, termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any provision of this Agreement.

      17.7 Remaining Inventory. Paladin shall maintain a normal level of inventory of the Product prior to expiration or termination of this Agreement, and shall have a period of six (6) months from the date of termination of this Agreement during which it may sell its remaining inventory of Product, provided it sell such inventory in a manner substantially similar to the manner in which it was selling Product prior to the termination.

      17.8 Survival. Upon expiration or termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate except those rights and obligations described in Articles 1, 4.5, 10.1, 12.5, 17, 18, 19 and 20.

ARTICLE 18 - INDEMNITY

      18.1 Indemnification by Paladin. Paladin shall defend, indemnify and hold harmless VIVUS, its officers, directors, shareholders, employees, successor and assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action by a Third Party against any of them alleging physical injury or death or otherwise arising out of the administration, utilization and/or ingestion of Product, sold or otherwise provided to the injured party by or under authority of Paladin (or its permitted subdistributor or contractor); or otherwise with respect to Product supplied to, or sold or distributed by, Paladin (or its permitted subdistributor or contractor), provided:

            a. Paladin shall not be obligated under this Section 18.1 if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof of such action, that the injury was the result of (i) gross negligence or willful misconduct of any employee or agent of VIVUS, or (ii) a breach by VIVUS of its obligations or warranties hereunder, including the supply by VIVUS of Product that fails to meet applicable Specifications;

            b. Paladin shall have no obligation under this Section 18.1 unless VIVUS (i) gives Paladin prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified by this Agreement; (ii) Paladin is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action; and (iii) VIVUS cooperates fully with Paladin and its agents in defense of the claims or lawsuit or other action; and

            c. VIVUS shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section 18.1 utilizing attorneys of its choice, at its own expense, provided, however, that Paladin shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, to the extent VIVUS seeks indemnification under this Section 18.1.

      18.2 Indemnification by VIVUS. VIVUS shall defend, indemnify, and hold harmless Paladin, its officers, directors, shareholders, employees, successors or assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action by a Third Party against any of them alleging physical injury or death or otherwise arising out of
            (i) the administration, utilization and/or ingestion of Product, sold or otherwise provided to the injured party by VIVUS (or its permitted subdistributor or contractor other than by or under authority of Paladin); or (ii) the supply of VIVUS of Product that fails to meet applicable Specifications, provided:

            a. VIVUS shall not be obligated under this Section 18.2 if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of (i) the gross negligence or willful misconduct of any employee or agent of Paladin; or (ii) a breach by Paladin of its obligations or warranties hereunder, including the transportation, storage and distribution of Product in the Territory.

            b. VIVUS shall have no obligation under this Section 18.2 unless Paladin (i) gives VIVUS prompt written notice of any claim or lawsuit or other action for which is seeks to be indemnified under this Agreement; (ii) VIVUS is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action; and (iii) Paladin cooperates fully with VIVUS and its agents in defense of the claims or lawsuit or other action; and

            c. Paladin shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section 18.2 utilizing attorneys of its choice, at its own expense, provided, however, that VIVUS shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, to the extent Paladin seeks indemnification under this Section 18.2.

            d. VIVUS shall defend, indemnify, and hold harmless Paladin, its officers, directors, shareholders, employees, successors or assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action by a Third Party against any of them alleging that the price for the Product in the Territory was excessive prior to the Effective Date of this Agreement.

ARTICLE 19 - CONFIDENTIALITY AND DISCLOSURE

      19.1 Confidentiality. Neither party shall use or disclose any Confidential Information received by it pursuant to this Agreement without the prior written consent of the other. This obligation shall continue for a period of seven (7) years after expiration or termination of this Agreement.

      19.2 Disclosure. Nothing contained in this Article 19 shall be construed to restrict the parties from disclosing Confidential Information as required: (i) for regulatory, tax, securities or customs reasons,
            (ii) by court or other government order, (iii) for confidential audit purposes; or (iv) from using such Confidential Information as is reasonably necessary to perform acts permitted by this Agreement, including the registration, marketing, sale or use of the Product.

ARTICLE 20 - MISCELLANEOUS

      20.1 Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either VIVUS or Paladin may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets, its merger or consolidation or any similar transaction, and that Paladin may, without such consent, assign this Agreement and its rights and obligations hereunder to one or more of its Affiliates. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

      20.2  Sublicensees. In the event that Paladin grants sublicenses under
            Article 2, Paladin shall ensure that such sublicensees abide by all the obligations of Paladin contained in this Agreement to the extent that such obligations are relevant to and applicable to such sublicensees.

      20.3 Damages. Notwithstanding any provision in this Agreement to the contrary, in no event shall a party hereto be liable to the other party for any indirect or consequential damages, including but not limited to loss of profits or business opportunity.

      20.4 Severability. Each party intends not to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other governmental authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

      20.5 Notices. Any consent or notice required or permitted to be given or made under this Agreement by one party to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first-class mail or courier), first-class mail or courier, postage prepaid (where applicable), addressed to the other party as shown below or to such other address as the addressee shall have last furnished in writing to the addresser and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

               If to VIVUS:   VIVUS International Limited
                              c/o VIVUS, Inc.
                              1172 Castro Street
                              Mountain View, CA  94040
                              Attention:  Legal Department
                              Fax:   (650-934-5389)

               If to Paladin: Paladin Labs Inc.
                              6111 Royalmount Avenue, Suite 102
                              Montreal, Quebec, Canada H4P 2Y4
                              Attention: (Jonathan Goodman)
                              Fax:  (514-344-4675)

      20.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provision. Application of the United Nations Convention On Contracts For The International Sale Of Goods is hereby excluded.

      20.7 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are superseded by this Agreement. Except as expressly provided elsewhere in this Agreement, this Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

      20.8 Headings. The captions to the Articles hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the Articles hereof.

      20.9 Independent Contractors. It is expressly understood and agreed that VIVUS and Paladin are independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither VIVUS nor Paladin shall have the authority to make any statement, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the party to do so.

      20.10 Waiver. The waiver by either party of any right hereunder or of a failure to perform or breach by the other party shall not be deemed a waiver of any other right hereunder or of any other failure or breach whether of a similar nature or otherwise.

      20.11 Alternative Dispute Resolution. The parties agree that any dispute that arises in connection with this Agreement that cannot be amicably resolved by the parties shall be resolved by Alternative Dispute Resolution ("ADR") pursuant to the procedure set forth in
            Exhibit 20.11 attached hereto.

      20.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      THEREFORE, the parties hereto have executed this Agreement as of the first day above written.

PALADIN LABS, INC.                        VIVUS INTERNATIONAL, LTD.

By: /s/ Jonathan Goodman                  By:  /s/ Leland Wilson

Title:  President                         Title:   President & CEO

Date:   November 20, 2000                 Date:    November 20, 2000

EXHIBIT 1.5 - PATENTS

---------- ----------------- ---------------------------- ----------------------
REF. NO.   TITLE/INVENTORS   COUNTRY; FILING/PUBLISHING   STATUS AND DEADLINES
                             INFO; SUMMARY
---------- ----------------- ---------------------------- ----------------------
(***)      (***)             (***)                        (***)
---------- ----------------- ---------------------------- ----------------------
(***)      (***)             (***)                        (***)
---------- ----------------- ---------------------------- ----------------------

                                                                       EXHIBIT 4

PRICES (In United States Dollars)

----------- ------------- ------------- ------------- ------------- -------------
            VIVUS         VIVUS         VIVUS         VIVUS         VIVUS
            produces up   produces      produces      produces      produces
            to            (***) up to   (***) up to   (***) up to   > (***) units
            (***) units   (***) units   (***) units   (***) units   of Product*
            of Product*   of Product*   of Product*   of Product*
----------- ------------- ------------- ------------- ------------- -------------
Sample      (***)         (***)         (***)         (***)         (***)
Price per
unit of
Product
----------- ------------- ------------- ------------- ------------- -------------
Minimum     (***)         (***)         (***)         (***)         (***)
Supply
Price per
unit of
Product **
----------- ------------- ------------- ------------- ------------- -------------

* Total VIVUS worldwide unit production of saleable finished Product in a calendar year (not only VIVUS finished Product produced for Paladin). VIVUS shall provide a certificate, signed by an officer of VIVUS, attesting to the unit production of saleable finished Product, with thirty (30) days of the end of each calendar year.

** No Minimum Supply Price applies until after the first anniversary of the First Commercial Sale in the Territory.

                                                                   EXHIBIT 20.11

                         ALTERNATIVE DISPUTE RESOLUTION

      The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight
(28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

      If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

      1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen
            (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

      2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

            (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

            (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

            (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.



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

            (d)   If the parties collectively have identified fewer than three
                  (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

      3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

      4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

            (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

            (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

            (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

            (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

      Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

      5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

            (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

            (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

            (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

            (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

            (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

      6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

      7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

      8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

            (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

            (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

      9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

      10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.



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